Exhibit 10.38

SPEEDWAY MOTORSPORTS, INC.

DEFERRED COMPENSATION PLAN

AS AMENDED AND RESTATED, EFFECTIVE JANUARY 1, 2009

Speedway Motorsports, Inc. Deferred Compensation Plan

ARTICLE I
Establishment and Purpose	1

ARTICLE II
Definitions	1

ARTICLE III
Eligibility and Participation	8

ARTICLE IV
Deferrals	9

ARTICLE V
Company Contributions	11

ARTICLE VI
Benefits	12

ARTICLE VII
Modifications to Payment Schedules	15

ARTICLE VIII
Valuation of Account Balances; Investments	16

ARTICLE IX
Administration	17

ARTICLE X
Amendment and Termination	19

ARTICLE XI
Informal Funding	19

ARTICLE XII
Claims	20

ARTICLE XIII
General Provisions	23

Speedway Motorsports, Inc. Deferred Compensation Plan

ARTICLE I

Establishment and Purpose

Speedway Motorsports, Inc. (the “Company”) hereby amends and restates the Speedway Motorsports, Inc. Deferred Compensation Plan (the “Plan”), effective January 1, 2009. The Plan was originally effective as of July 1, 2005, such that all amounts deferred under the Plan since its inception are subject to Code Section 409A.

The purpose of the Plan is to attract and retain key employees by providing each Participant with an opportunity to defer receipt of a portion of their salary, eligible bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A and shall continue to be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Adopting Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits of its employees and their beneficiaries. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities of the Company or an Adopting Employer under this Plan will remain the general assets of the Company or the Adopting Employer and shall remain subject to the claims of the Company’s or the Adopting Employer’s creditors until such amounts are distributed to the Participants.

ARTICLE II

Definitions

2.1	Account. Account means a bookkeeping account maintained in accordance with the Plan to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established pursuant to the Plan, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3	Adopting Employer. Adopting Employer means an Affiliate that has employees (or former employees) who have been designated as eligible to participate in the Plan.

Speedway Motorsports, Inc. Deferred Compensation Plan

2.4	Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.5	Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant’s spouse, if living, otherwise the Participant’s estate, shall be the Beneficiary if: (i) the Participant has failed to properly designate a Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant.

A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(1)(B).

2.6	Business Day. A Business Day is each day on which the New York Stock Exchange is open for business.

2.7	Change in Control. Change in Control, with respect to a Participating Employer that is organized as a corporation, occurs on the date on which any of the following events occur (i) a change in the ownership of the Participating Employer; (ii) a change in the effective control of the Participating Employer; (iii) a change in the ownership of a substantial portion of the assets of the Participating Employer.

For purposes of this Section, a change in the ownership of the Participating Employer occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer that, together with stock held by such person or group constitutes more than 51% of the total fair market value or total voting power of the stock of the Participating Employer. A change in the effective control of the Participating Employer occurs on the date on which either (i) a person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer possessing 51% or more of the total voting power of the stock of the Participating Employer, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Participating Employer’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Participating Employer . A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Participating Employer, acquires assets from the Participating Employer that have a total gross fair market value equal to or more than 51% of the total gross fair market value of all of the assets of the Participating Employer immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

Speedway Motorsports, Inc. Deferred Compensation Plan

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Participating Employer that has experienced the Change in Control, or the Participant’s relationship to the affected Participating Employer otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

Notwithstanding anything to the contrary herein, with respect to a Participating Employer that is a partnership, Change in Control means only a change in the ownership of the partnership or a change in the ownership of a substantial portion of the assets of the partnership, and the provisions set forth above respecting such changes relative to a corporation shall be applied by analogy.

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

2.8	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.

2.9	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.10	Code Section 409A. Code Section 409A means Section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.11	Committee. Committee means the Compensation Committee of the Board of Directors of the Company.

2.12	Company. Company means Speedway Motorsports, Inc.

2.13	Company Contribution. Company Contribution means a credit by a Participating Employer to a Participant’s Account(s) in accordance with the provisions of Article V of the Plan. Company Contributions are credited at the sole discretion of the Participating Employer and the fact that a Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Company Contribution in subsequent years. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.

2.14	Compensation. Compensation means a Participant’s base salary, bonus, commission, and such other cash or equity-based compensation (if any) approved by the Committee as Compensation that may be deferred under this Plan. Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.

2.15

Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule

Speedway Motorsports, Inc. Deferred Compensation Plan

applicable to one or more Accounts. The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer up to 75% of their base salary and up to 100% of other types of Compensation designated as eligible for Deferrals for a Plan Year. A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4.

2.16	Death Benefit. Death Benefit means the benefit payable under the Plan to a Participant’s Beneficiary(ies) upon the Participant’s death as provided in Section 6.1 of the Plan.

2.17	Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced as necessary so that it does not exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

2.18	Disability Benefit. Disability Benefit means the benefit payable under the Plan to a Participant in the event such Participant is determined to be Disabled.

2.19	Disabled or Disability. Disabled means that a Participant is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. The Committee shall determine whether a Participant is Disabled in accordance with Code Section 409A; provided, however, that a Participant shall be deemed to be Disabled if determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

2.20	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VIII.

2.21	Effective Date. Effective Date means January 1, 2009.

2.22	Eligible Employee. Eligible Employee means a member of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as approved by the Committee (or its authorized delegate) from time to time in its sole discretion.

Speedway Motorsports, Inc. Deferred Compensation Plan

2.23	Employee. Employee means a common-law employee of an Employer.

2.24	Employer. Employer means, with respect to Employees it employs, the Company and each Affiliate.

2.25	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.26	Fiscal Year Compensation. Fiscal Year Compensation means Compensation earned during one or more consecutive fiscal years of a Participating Employer, all of which is paid after the last day of such fiscal year or years.

2.27	Participant. Participant means an Eligible Employee who has received notification of his or her eligibility to defer Compensation under the Plan under Section 3.1 and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee. A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.28	Participating Employer. Participating Employer means the Company and each Adopting Employer.

2.29	Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.30	Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.

2.31	Plan. Generally, the term Plan means the “Speedway Motorsports, Inc. Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

Speedway Motorsports, Inc. Deferred Compensation Plan

2.32	Plan Year. Plan Year means January 1 through December 31.

2.33	Retirement. Retirement means Separation from Service after attainment of age 65.

2.34	Retirement/Termination Account. Retirement/Termination Account means an Account established to record the amounts payable to a Participant that have not been allocated to a Specified Date Account. Unless the Participant has established a Specified Date Account, all Deferrals and Company Contributions shall be allocated to a Retirement/Termination Account on behalf of the Participant.

2.35	Retirement/Termination Benefit. Retirement/Termination Benefit means the benefit payable to a Participant under the Plan following the Separation from Service of the Participant.

2.36	Separation from Service. An Employee incurs a Separation from Service upon termination of employment with the Employer. Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.24 of the Plan, except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place in appears in those sections.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.

Speedway Motorsports, Inc. Deferred Compensation Plan

2.37	Specified Date Account. A Specified Date Account means an Account established pursuant to Section 4.3 that will be paid (or that will commence to be paid) at a future date as specified in the Participant’s Compensation Deferral Agreement. Unless otherwise determined by the Committee, a Participant may maintain no more than five Specified Date Accounts. A Specified Date Account may be identified in enrollment materials and/or websites as an “In-Service Account” or such other name as established by the Committee without affecting the meaning thereof.

2.38	Specified Date Benefit. Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 6.1(b) of the Plan.

2.39	Specified Employee. Specified Employee means an Employee who, as of the date of his Separation from Service, is a “key employee” of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise. An Employee is a key employee if he meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

For purposes of determining whether an Employee is a Specified Employee, the compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(3) (wages within the meaning of Code Section 3401(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed); provided, however, that, with respect to a nonresident alien who is not a Participant in the Plan, compensation shall not include compensation that is not includible in the gross income of the Employee under Code Sections 872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States.

Notwithstanding anything in this paragraph to the contrary, (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. Section 1.409A-1(i)(2), and (ii) the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation.

Speedway Motorsports, Inc. Deferred Compensation Plan

In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Employer elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

2.40	Specified Employee Identification Date. Specified Employee Identification Date means December 31, unless the Employer has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.

2.41	Specified Employee Effective Date. Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Committee.

2.42	Unforeseeable Emergency. An Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)) , or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

2.43	Valuation Date. Valuation Date shall mean each Business Day.

2.44	Year of Service. A Year of Service shall be computed in the same manner as provided under the Company’s tax-qualified profit sharing or 401(k) arrangement. If more than one such arrangement exists, the Company shall identify the appropriate plan document or documents for the determination of Years of Service. If there is no such arrangement or the arrangement does not provide a definition of Year of Service, a Year of Service shall mean each 12-month period of continuous service with the Employer.

ARTICLE III

Eligibility and Participation

3.1	Eligibility and Participation. An Eligible Employee becomes a Participant upon the earlier to occur of (i) a credit of Company Contributions under Article V or (ii) receipt of notification of eligibility to participate.

3.2

Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee. A Participant who is no longer an Eligible Employee but has not Separated from Service may not defer Compensation under the Plan beyond the Plan Year in which he or she became ineligible but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a

Speedway Motorsports, Inc. Deferred Compensation Plan

Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero and during such time may continue to make allocation elections as provided in Section 8.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

ARTICLE IV

Deferrals

4.1	Deferral Elections, Generally.

(a)	A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation. The Committee may modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(b)	The Participant shall specify on his or her Compensation Deferral Agreement whether to allocate Deferrals to a Retirement/Termination Account or to a Specified Date Account. If no designation is made, all Deferrals shall be allocated to the Retirement/Termination Account. A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her Plan Accounts. If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be the Payment Schedule specified in Section 6.2.

4.2	Timing Requirements for Compensation Deferral Agreements.

(a)	First Year of Eligibility. In the case of the first year in which an Eligible Employee becomes eligible to participate in the Plan, he has up to 30 days following his initial eligibility to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such year. The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon the end of such 30-day period. The determination of whether an Eligible Employee may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. Section 1.409A-2(a)(7).

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable.

Speedway Motorsports, Inc. Deferred Compensation Plan

(b)	Prior Year Election. Except as otherwise provided in this Section 4.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.

(c)	Performance-Based Compensation. If allowed by the Committee, Participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six months before the end of the performance period, provided that:

(i)	the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)	the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void.

(d)	Sales Commissions. Sales commissions (as defined in Treas. Reg. Section 1.409A-2(a)(12)(i)) are considered to be earned in the taxable year of the Participant in which the customer remits payment to the Employer. The Compensation Deferral Agreement must be filed before the last day of the year preceding the year in which the sales commissions are earned and becomes irrevocable after that date.

(e)	Fiscal Year Compensation. A Participant may defer Fiscal Year Compensation by filing a Compensation Deferral Agreement prior to the first day of the fiscal year or years in which such Fiscal Year Compensation is earned. The Compensation Deferral Agreement described in this paragraph becomes irrevocable on the first day of the fiscal year or years to which it applies.

(f)

“Evergreen” Deferral Elections. The Committee may provide that a Compensation Deferral Agreement will continue in effect for each subsequent year or performance period. Such “evergreen” Compensation Deferral Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively

Speedway Motorsports, Inc. Deferred Compensation Plan

with respect to Compensation for which such election remains revocable under this Section 4.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.

4.3	Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts and/or to the Retirement/Termination Account. The Committee may, in its discretion, establish a minimum deferral period for Specified Date Accounts (for example, the third Plan Year following the year Compensation subject to the Compensation Deferral Agreement is earned).

4.4	Deductions from Pay. The Company has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5	Vesting. Participant Deferrals shall be 100% vested at all times.

4.6

Cancellation of Deferrals. The Company may cancel a Participant’s Deferrals (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if the Participant receives a hardship distribution under the Employer’s qualified 401(k) plan, through the end of the Plan Year in which the six-month anniversary of the hardship distribution falls, and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this subparagraph (iii)).

ARTICLE V

Company Contributions

5.1	Discretionary 401(k) Make-Up Contributions. A Participating Employer may, in its sole and absolute discretion, make a discretionary 401(k) Make-Up Contribution on behalf of Participants whose deferrals to this Plan cause compensation for purposes of the qualified 401(k) plan to fall below the maximum compensation that may be recognized under such plan pursuant to Code Section 401(a)(17), in order to restore any lost matching contributions under the 401(k) plan as a result of such deferrals. Any such contributions shall be credited to a Participant’s Retirement/Termination Account.

5.2	Discretionary Company Contributions. The Participating Employer may, from time to time in its sole and absolute discretion, credit other Company Contributions to any Participant in any amount determined by the Participating Employer. Such contributions will be credited to a Participant’s Retirement/Termination Account.

Speedway Motorsports, Inc. Deferred Compensation Plan

5.3	Vesting. Company Contributions, if any, described in Sections 5.1 and 5.2 above, and any Earnings thereon, shall vest in accordance with the following table:

Years of Service Since Being Eligible to Participate in this Plan	Percent Vested
Fewer than 1	0%
At least 1 but fewer than 2	33 1/3%
At least 2 but fewer than 3	66 2/3%
3 or more	100%

All Company Contributions shall become 100% vested upon the occurrence of the earliest of: (i) the death of the Participant while actively employed; (ii) the Disability of the Participant, (iii) the Retirement of the Participant, or (iv) a Change in Control. The Participating Employer may, at any time, in its sole discretion, increase a Participant’s vested interest in a Company Contribution. The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.3 shall be forfeited.

ARTICLE VI

Benefits

6.1	Benefits, Generally. A Participant shall be entitled to the following benefits under the Plan:

(a)	Retirement/Termination Benefit. Upon the Participant’s Separation from Service, he or she shall be entitled to a Retirement/Termination Benefit. The Retirement/Termination Benefit shall be equal to the vested portion of the Retirement/Termination Account and (i) if the Retirement/Termination Account is payable in a lump sum, the unpaid balances of any Specified Date Accounts, or (ii) if the Retirement/Termination Account is payable in installments, the unpaid balances of any Specified Date Accounts with respect to which payments have not yet commenced. The Retirement/Termination Benefit shall be based on the value of those Accounts as of the end of the month in which Separation from Service occurs. Payment of the Retirement/Termination Benefit will be made or begin on the first day of the month following the month in which Separation from Service occurs; provided, however, that with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service, payment will be made or begin on the first day of the seventh month following the month in which such Separation from Service occurs. If the Retirement Benefit is to be paid in the form of installments, any subsequent installment payments to a Specified Employee will be paid on the anniversary of the date the initial installment was made.

(b)

Specified Date Benefit. If the Participant has established one or more Specified Date Accounts, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account. The Specified Date Benefit shall be equal to

Speedway Motorsports, Inc. Deferred Compensation Plan

the vested portion of the Specified Date Account, based on the value of that Account as of the end of the month designated by the Participant at the time the Account was established. Payment of the Specified Date Benefit will be made or begin on the first day of the month following the designated month.

(c)	Disability Benefit. Upon a determination by the Committee that a Participant is Disabled, he or she shall be entitled to a Disability Benefit. The Disability Benefit shall be equal to the vested portion of the Retirement/Termination Account and (i) if the Retirement/Termination Account is payable in a lump sum, the unpaid balances of any Specified Date Accounts, or (ii) if the Retirement/Termination Account is payable in installments, the unpaid balances of any Specified Date Accounts with respect to which payments have not yet commenced. The Disability Benefit shall be based on the value of the Accounts as of the last day of the month in which Disability occurs and payment will be made or begin on the first day of the following month.

(d)	Death Benefit. In the event of the Participant’s death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit. The Death Benefit shall be equal to the vested portion of the Retirement/Termination Account and any unpaid balances of any Specified Date Accounts. The Death Benefit shall be based on the value of the Accounts as of the end of the month in which death occurred, with payment made on the first day of the following month.

(e)	Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the vested portion of the Participant’s Retirement/Termination Account until depleted and then from the vested Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee.

Speedway Motorsports, Inc. Deferred Compensation Plan

6.2	Form of Payment.

(a)	Retirement/Termination Benefit. A Participant who is entitled to receive a Retirement/Termination Benefit shall receive payment of such benefit in a single lump sum, unless the Participant elects on his or her initial Compensation Deferral Agreement to have such benefit paid in one of the following alternative forms of payment (i) substantially equal annual installments over a period of two to fifteen years, as elected by the Participant; or (ii) a lump sum payment of a percentage of the balance in the Retirement/Termination Account, with the balance paid in substantially equal annual installments over a period of two to fifteen years, as elected by the Participant.

(b)	Specified Date Benefit. The Specified Date Benefit shall be paid in a single lump sum unless (A) the applicable balance is at least $10,000 and (B) the Participant elects on the Compensation Deferral Agreement with which the account was established to have the Specified Date Account paid in substantially equal annual installments over a period of two to five years, as elected by the Participant.

Notwithstanding any election of a form of payment by the Participant, upon a Separation from Service the unpaid balance of a Specified Date Account with respect to which payments have not commenced shall be paid in accordance with the form of payment applicable to the Retirement/Termination, Disability or Death Benefit. If such benefit is payable in a single lump sum, the unpaid balance of all Specified Date Accounts (including those in pay status) will be paid in a lump sum.

(c)	Disability Benefit. A Participant who is entitled to receive a Disability Benefit shall receive payment of such benefit in accordance with the Payment Schedule applicable to the Retirement/Termination Benefit.

(d)	Death Benefit. A designated Beneficiary who is entitled to receive a Death Benefit shall receive payment of such benefit in a single lump sum.

(e)	Change in Control. A Participant will receive a single lump sum payment equal to the unpaid balance of all of his or her Accounts upon a Separation from Service within 24 months following a Change in Control. In addition to the foregoing, upon a Change in Control, a Participant who has incurred a Separation from Service prior to the Change in Control, and any Beneficiary of such Participant who is receiving or is scheduled to receive payments, will receive the balance of all unpaid Accounts in a single lump sum. Accounts will be valued as of the last day of the month following the Change in Control and will be paid within 90 days of said Change in Control.

(f)	Small Account Balances. The Committee shall pay the value of the Participant’s Accounts upon a Separation from Service in a single lump sum if the balance of such Accounts is not greater than $25,000.

Speedway Motorsports, Inc. Deferred Compensation Plan

(g)	Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the applicable Valuation Date and (b) equals the remaining number of installment payments.

For purposes of Article VII, installment payments will be treated as a single form of payment. If a lump sum equal to less than 100% of the Retirement/Termination Account is paid, the payment commencement date for the installment form of payment will be the first anniversary of the payment of the lump sum.

6.3	Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

6.4

Payments Treated as Made on the Designated Payment Date. Payments made on the payment date specified in the Plan, or on a later date within the same taxable year of the Participant or Beneficiary, or, if later, by the fifteenth (15th) day of the third calendar month following the payment date specified in the Plan shall be treated as having been made on the payment date; provided, however, that the Participant or Beneficiary is not permitted, directly or indirectly, to designate the taxable year of the payment. In addition, payments made no earlier than 30 days before the designated payment date will likewise be treated as having been made on the payment date so long as the Participant or Beneficiary is not permitted, directly or indirectly, to designate the taxable year of the payment. The foregoing shall be administered in compliance with the provisions of Treas. Reg. Section 1.409A-3(d), which Treas. Reg. Section may authorize other instances in which payments made after the payment date shall be treated as having been made on the payment date.

ARTICLE VII

Modifications to Payment Schedules

7.1	Participant’s Right to Modify. A Participant may modify any or all of the alternative Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII. In addition, prior to January 1, 2009, the Committee may permit a Participant to modify any or all of the alternative Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of IRS Notice 2007-86.

Speedway Motorsports, Inc. Deferred Compensation Plan

7.2	Time of Election. The date on which a modification election is submitted to the Committee (or its designated agent) must be at least twelve months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

7.3	Date of Payment under Modified Payment Schedule. Except with respect to modifications that relate to the payment of a Death Benefit or a Disability Benefit, the date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

7.4	Effective Date. A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Committee (or its designated agent) and becomes effective 12 months after such date.

7.5	Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

ARTICLE VIII

Valuation of Account Balances; Investments

8.1	Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions shall be credited to the Retirement/Termination Account at the times determined by the Committee. Valuation of Accounts shall be performed under procedures approved by the Committee.

8.2	Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VIII (“investment allocation”).

8.3	Investment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

8.4	Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no

Speedway Motorsports, Inc. Deferred Compensation Plan

time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

8.5	Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

ARTICLE IX

Administration

9.1	Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XII. The Committee may delegate day-to-day administration of the Plan to one or more appropriate officers of the Company.

9.2	Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. The individual who was the Chief Executive Officer of the Company (or if such person is unable or unwilling to act, the next highest ranking officer) prior to the Change in Control shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee.

Upon such Change in Control, the Company may not remove the Committee, unless  2/3rds of the members of the Board of Directors of the Company consent to the removal and replacement Committee. Notwithstanding the foregoing, neither the Committee nor the officer described above shall have authority to direct investment of trust assets under any rabbi trust described in Section 11.2.

Speedway Motorsports, Inc. Deferred Compensation Plan

The Participating Employer shall, with respect to the Committee identified under this Section, (i) pay all reasonable expenses and fees of the Committee, (ii) indemnify the Committee (including individuals serving as Committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Committee hereunder, except with respect to matters resulting from the Committee’s gross negligence or willful misconduct and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

9.3	Withholding. The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

9.4	Indemnification. The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

9.5	Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be legal counsel to the Company.

9.6	Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

Speedway Motorsports, Inc. Deferred Compensation Plan

ARTICLE X

Amendment and Termination

10.1	Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article X. Each Participating Employer may also terminate its participation in the Plan.

10.2	Amendments. The Company, by action taken by the Committee, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued (or any form of payment elected) as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date) with respect to Deferrals made prior to the date of any such amendment or restatement without the consent of the Participant. The Committee delegates to one or more appropriate officers of the Company the authority to amend the Plan without the consent of the Committee for the purpose of conforming the Plan to the requirements of law.

10.3	Termination. The Company, by action taken by the Committee, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum (or otherwise) at any time, to the extent permitted by and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix). If a Participating Employer terminates its participation in the Plan, the benefits of affected Employees shall be paid at the time provided in Article VI.

10.4	Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

ARTICLE XI

Informal Funding

11.1	General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article XI. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

11.2	Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

Speedway Motorsports, Inc. Deferred Compensation Plan

ARTICLE XII

Claims

12.1	Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee shall be in writing. Any decision by the Committee denying such claim shall be in writing (which for purposes of the Plan, including this Article XII, includes electronic notification in accordance with applicable Department of Labor regulations) and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”) and/or his or her authorized representative.

(a)	In General. Notice of a denial of benefits (other than Disability Benefits) will be provided within ninety (90) days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial ninety (90) day period. The extension will not be more than ninety (90) days from the end of the initial ninety (90) day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)	Disability Benefits. Notice of denial of Disability Benefits will be provided within forty-five (45) days of the Committee’s receipt of the Claimant’s claim for Disability Benefits. If the Committee determines that it needs additional time to review the Disability claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial forty-five (45) day period. If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional thirty (30) days. If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial thirty (30) day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of forty-five (45) days to submit any necessary additional information to the Committee. In the event that a thirty (30) day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

Speedway Motorsports, Inc. Deferred Compensation Plan

(c)	Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice also shall (i) reference the pertinent provisions of the Plan document and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review. In the case of a complete or partial denial of a Disability benefit claim, the notice shall provide a statement that the Committee will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the decision.

12.2	Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”), which may be the Committee, except as otherwise provided below. A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may have, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits and also may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)	In General. Appeal of a denied benefits claim (other than a Disability benefits claim) must be filed in writing with the Appeals Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

Speedway Motorsports, Inc. Deferred Compensation Plan

(b)	Disability Benefits. Appeal of a denied Disability Benefits claim must be filed in writing with the Appeals Committee no later than one hundred eighty (180) days after receipt of the written notification of such claim denial. The review shall be conducted by the Appeals Committee (exclusive of any person who made the initial adverse decision or such person’s subordinate). In reviewing the appeal, the Appeals Committee shall (i) not afford deference to the initial denial of the claim, (ii) if the initial claim denial was based in whole or in part on a medical judgment, consult with a health care professional who has appropriate training and experience in the field of medicine involving the medical judgment and who was neither consulted as part of the initial denial nor is the subordinate of any such individual, and (iii) identify any medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision. The Appeals Committee shall make its decision regarding the merits of the denied claim within forty-five (45) days following receipt of the appeal (or within ninety (90) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.

(c)	Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

The decision on review shall set forth (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the Plan (but the Plan is not required to have any such procedures) and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(d)	For the denial of a Disability benefit, the notice will also include (i) a statement that the Appeals Committee will provide, upon request and free of charge, (A) any internal rule, guideline, protocol or other similar criterion relied upon in making the decision, and (B) any medical opinion relied upon to make the decision and (ii) if applicable, the required statement under Section 2560.503-1(j)(5)(iii) of the Department of Labor regulations.

Speedway Motorsports, Inc. Deferred Compensation Plan

12.3	Claims Appeals Upon Change in Control. Upon a Change in Control, the Appeals Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Appeals Committee. Upon such Change in Control, the Company may not remove any member of the Appeals Committee, but may replace resigning members if 2/3rds of the members of the Board of Directors of the Company consent to the replacement.

The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

Each Participating Employer shall, with respect to the Committee identified under this Section, (i) pay its proportionate share of all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.

12.4	Legal Action. A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

12.5	Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

12.6	Choice of Law; Litigation. This Plan shall be governed by and interpreted in accordance with North Carolina law, except for its conflicts of laws rules, and applicable federal law. All legal proceedings shall be brought and maintained exclusively in the state or federal courts sitting in Mecklenburg County, North Carolina.

ARTICLE XIII

General Provisions

13.1	Assignment Rule. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

Speedway Motorsports, Inc. Deferred Compensation Plan

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

13.2	No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

13.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

13.4	Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be in writing and delivered in person, by certified mail or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. In each case, all notices shall be addressed as follows:

SPEEDWAY MOTORSPORTS, INC.

ATTN: DIRECTOR OF HUMAN RESOURCES

5401 E. INDEPENDENCE BLVD.

CHARLOTTE, NC 28212

Any notice or filing required or permitted to be given to a Participant or Beneficiary under this Plan shall be sufficient if in writing and hand-delivered in person, delivered electronically in accordance with applicable Department of Labor regulations or sent by mail to the last known address of the Participant.

13.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.6	Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

Speedway Motorsports, Inc. Deferred Compensation Plan

13.7	Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

13.8	Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, the Employer, the Participating Employer and the Plan from further liability on account thereof.

Speedway Motorsports, Inc. Deferred Compensation Plan

IN WITNESS WHEREOF, the undersigned executed this amendment and restatement of the Plan on the 31st day of December, 2008, to be effective as of the Effective Date.

Speedway Motorsports, Inc.

By:	J. Cary Tharrington IV (Print Name)

Its:	Vice President (Title)

/s/ J. Cary Tharrington IV (Signature)